Pricing Supplement No. 002 dated                Filed pursuant to Rule 424(b)(2)
September 20, 2004.                                          File No. 333-112244
(To Prospectus dated September 7, 2004 and Prospectus
Supplement dated September 7, 2004)
This Pricing Supplement consists of 2 pages.

                         HARTFORD LIFE INSURANCE COMPANY
                                    DEPOSITOR

                            FIXED RATE INCOMENOTES(sm)
                                 ISSUED THROUGH

                   HARTFORD LIFE GLOBAL FUNDING TRUST 2004-002

                       4.50% NOTES DUE SEPTEMBER 15, 2014


The description in this pricing supplement of the particular terms of the 4.50% IncomeNotes(sm) offered hereby and the Funding Agreement sold by Hartford Life Insurance Company to the Trust specified herein supplements the description of the general terms and provisions of the notes and the funding agreements set forth in the accompanying prospectus and prospectus supplement, to which reference is hereby made.


                        PROVISIONS RELATING TO THE NOTES

Principal Amount:          $1,214,000.00                   Interest Rate:                   4.50%

Price to Public:           100%                            Issuance Date:                   September 23, 2004

Net Proceeds to Trust:     $1,195,790.00                   Stated Maturity Date:            September 15, 2014

Agent's Discount:          1.50%                           Initial Interest Payment Date:   March 15, 2005

CUSIP Number:     41659FAB0                                Interest Payment Frequency:      Semi-annually

Day Count Convention:   30/360                             Regular Record Dates:  15 days prior to an Interest Payment Date.

Optional Redemption:   Yes [  ]     No [ X ]               The Survivor's Option [ X ] is [   ] is not available
    Optional Redemption Date:   N/A                        Annual Put Limitation:   $1 million or 1%
                                                           Individual Put Limitation:   $250,000
    Initial Redemption Percentage:                         Trust Put Limitation:  N/A
    Annual Percentage Reduction:
    Redemption may be:     [  ]  In whole only.            Authorized Denominations:  $1,000 integral amounts.
                           [  ]  In whole or in part.

Securities Exchange Listing:   None.

Special Tax Considerations:    None.                       Other Provisions Relating to the Notes:  None.

Agents : Bear, Stearns & Co. Inc., A.G. Edwards & Sons, Inc., Citigroup, HSBC, JPMorgan, Merrill Lynch & Co., Morgan Stanley, Scott & Stringfellow, Inc., UBS Financial Services, Inc., Wachovia Securities

                  INFORMATION RELATING TO THE FUNDING AGREEMENT

Funding Agreement Provider: Hartford Life Insurance Company

Funding Agreement:          FA-404002                          Interest Rate:                 4.50%

Contract Payment:           $1,214,015.00                      Effective Date:                September 23, 2004

Deposit Amount :            $1,195,805.00                      Stated Maturity Date:          September 15, 2014
(if different from Contract Payment)

Day Count Convention:       30/360                             Initial Interest Payment Date: March 15, 2005

Special Tax Considerations: None.                              Interest Payment Frequency:    Semi-annually

Optional Redemption:   Yes [  ]     No [ X ]                   Survivor Option:  Under the Funding Agreement, Hartford Life
Optional Redemption Date:   N/A                                Insurance Company [ X ] is [   ] is not required
                                                               to provide the Trust with amounts it needs to
                                                               honor valid exercises of the Survivor's Option.
         Initial Redemption Percentage:
         Annual Percentage Reduction:
         Redemption may be:   [  ]  In whole only.             Other Provisions Relating to the Funding Agreement:  None.
                              [  ]  In whole or in part.





  INFORMATION PERTAINING TO THE RATINGS OF THE NOTES AND THE FUNDING AGREEMENT

It is anticipated that, as of September 23, 2004, both the Notes and the Funding Agreement will be rated by the indicated rating agencies as follows:
                Standard & Poor's:  AA-            Moody's: Aa3

The Moody's rating also extends to the Program under which the Notes are issued.